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As filed with the Securities and Exchange Commission on May 5, 2020

Registration Statement No. 333-237179

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VECTOIQ ACQUISITION CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (Jurisdiction of Incorporation or Organization)	6770 (Primary Standard Industrial Classification Code Number)	82-4151153 (I.R.S. Employer Identification Number)

1354 Flagler Drive
Mamaroneck, NY 10543
(646) 475-8506
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

VectoIQ Acquisition Corp.
1354 Flagler Drive
Mamaroneck, NY 10543
Attention: Stephen J. Girsky
President and Chief Executive Officer
(646) 475-8506
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Alan I. Annex, Esq. Jason Simon, Esq. Greenberg Traurig, LLP 333 S.E. 2nd Avenue Miami, FL 33131 Tel: (305) 579-0500 Fax: (305) 579-0717	Britton M. Worthen, Esq. Chief Legal Officer Nikola Corporation 4141 E Broadway Road Phoenix, AZ, 85040	Stanley F. Pierson, Esq. Gabriella A. Lombardi, Esq. Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, CA 94304 Tel: (650) 233-4500 Fax: (650) 233-4545

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus/information statement.

           If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☒

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.    ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $0.0001 per share	353,121,882	N/A	$3,909,059,233.74	$507,395.89(4)

(1)
Based on the maximum number of common stock, par value $0.0001 per share ("VectoIQ Common Stock"), of the registrant ("VectoIQ") estimated to be issued in connection with the merger described herein (the "Merger"). This number is based on the sum of (a) the product of (i) 151,926,520, the aggregate number of shares of common stock, par value $0.00001 per share ("Nikola Common Stock"), of Nikola Corporation ("Nikola"), outstanding as of March 12, 2020 or expected to be issued prior to the Merger, which number includes 91,758,545 shares of convertible preferred stock, par value $0.00001 per share ("Nikola Preferred Stock"), of Nikola that will be converted into Nikola Common Stock immediately prior to the Merger and (ii) an exchange ratio of 1.901 shares of VectoIQ Common Stock for each share of Nikola Common Stock and (b) the product of (i) 33,829,336, the aggregate number of shares of Nikola Common Stock reserved for issuance upon the settlement of options to purchase Nikola Common Stock outstanding as of March 12, 2020 and that may be issued after such date pursuant to the terms of the business combination agreement described herein and (ii) an exchange ratio of 1.901 shares of VectoIQ Common Stock for each share of Nikola Common Stock.

(2)
Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $3,909,059,233.74, calculated as the product of (i) 353,121,882 shares of VectoIQ Common Stock, the estimated maximum number of shares of VectoIQ Common Stock that may be issued in the Merger in exchange for cancelled shares of Nikola Common Stock and options (calculated as shown in note (1) above) and (ii) $11.07, the average of the high and low trading prices of VectoIQ Common Stock on March 12, 2020 (within five business days prior to the date of this Registration Statement).

(3)
Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001298.

(4)
Previously paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 3 to the Registration Statement on Form S-4 is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 3. No other changes have been made to the Registration Statement. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

        Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

        Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

        In connection with the business combination, VectoIQ will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that VectoIQ will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

        VectoIQ will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of VectoIQ arising out of claims based on acts or omissions in their capacities as directors or officers.

Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit		Description
1.1		Underwriting Agreement, dated May 15, 2018, among VectoIQ Acquisition Corp, Cowen and Company, LLC and Chardan Capital Markets, LLC.(1)

1.2		Business Combination Marketing Agreement, dated May 15, 2018, among VectoIQ Acquisition Corp., Cowen and Company, LLC and Chardan Capital Markets, LLC.(1)

2.1		Business Combination Agreement by and among VectoIQ Acquisition Corp., VCTIQ Merger Sub Corp., and Nikola Corporation, dated March 2, 2020 (included as Annex A to this proxy statement/prospectus/information statement).

2.2		Stockholder Support Agreement, dated as of March 2, 2020, by and among VectoIQ Acquisition Corp., M&M Residual, LLC, T&M Residual, LLC, Valueact Spring Master Fund, L.P., VA Spring NM, LLC, OTW STL LLC, Thompson Nikola, LLC, Thompson Nikola II, LLC, Nimbus Holdings LLC, Green Nikola Holdings LLC, Legend Capital Partners, and Iveco S.P.A. (incorporated by reference to Exhibit 10.1 to VectoIQ Acquisition Corp.'s Current Report on Form 8-K filed on March 3, 2020).

3.1		Amended and Restated Certificate of Incorporation of VectoIQ Acquisition Corp.(1)

3.2		Bylaws of VectoIQ Acquisition Corp.(2)

3.3		Form of Second Amended and Restated Certificate of Incorporation (included as Annex B to this proxy statement/prospectus/information statement).

3.4	+	Form of Amended and Restated Bylaws.

4.1		Warrant Agreement, dated May 15, 2018, between the Registrant and Continental Stock Transfer & Trust Company.(1)

4.2		Form of Registration Rights and Lock-up Agreement by and among VectoIQ Acquisition Corp. and certain stockholders of VectoIQ Acquisition Corp. (included as Exhibit A of Annex A to this proxy statement/prospectus/information statement).

5.1		Opinion of Greenberg Traurig, LLP with respect to the legality of the securities being registered.

8.1		Opinion of Greenberg Traurig, LLP regarding tax matters.

10.1		Form of Subscription Agreement (included as Annex C to this proxy statement/prospectus/information statement).

10.2	#	Nikola Corporation 2020 Stock Incentive Plan (included as Annex D to this proxy statement/prospectus/information statement).

10.3	#	Nikola Corporation 2020 Employee Stock Purchase Plan (included as Annex E to this proxy statement/prospectus/information statement).

10.4	+#	Forms of Stock Option Agreement, Notice of Exercise, Stock Option Grant Notice, Restricted Stock Unit Agreement, and Restricted Stock Agreement under the Nikola Corporation 2020 Stock Incentive Plan.

10.5	+#	Founder Stock Option Plan, dated November 9, 2018.

10.6	+#	Nikola Corporation 2017 Stock Option Plan, dated July 10, 2017.

Exhibit		Description
10.7	+#	Employment Agreement by and between Nikola Corporation and Trevor R. Milton, dated July 13, 2016.

10.8	+#	Offer Letter from Nikola Corporation to Mark A. Russell, dated February 8, 2019.

10.9	+#	Offer Letter from Nikola Corporation to Kim J. Brady, dated October 17, 2017.

10.10	+#	Offer Letter from Nikola Corporation to Joseph R. Pike, dated January 1, 2018.

10.11	+#	Offer Letter from Nikola Corporation to Britton M. Worthen, dated March 26, 2019.

10.12	+	Lease Agreement by and between DARED 90 LLC and Nikola Corporation, dated February 13, 2018.

10.13	+*	Master Industrial Agreement by and among Nikola Corporation, CNH Industrial N.V. and Iveco S.p.A., dated September 3, 2019, as amended by Amendment to Master Industrial Agreement dated December 26, 2019, Second Amendment to Master Industrial Agreement dated January 31, 2020, and Third Amendment to Master Industrial Agreement dated February 28, 2020.

10.14	+*	Amended and Restated European Alliance Agreement by and between Nikola Corporation, Iveco S.p.A., and solely with respect to Sections 9.5 and 16.18, CNH Industrial N.V., dated February 28, 2020.

10.15	+*	Commercial Letter by and among VectoIQ Acquisition Corp., Nikola Corporation and Nimbus Holdings LLC, dated March 2, 2020.

10.16	+*	Master Agreement by and between Anheuser-Busch, LLC and Nikola Corporation (formerly Nikola Motor Company, LLC), dated February 22, 2018.

10.17	+	Commercial Framework Agreement by and between Nikola Corporation and Green Nikola Holdings LLC, dated November 9, 2018.

10.18	+*	Supply Agreement by and between Nel ASA and Nikola Corporation (formerly Nikola Motor Company, LLC), dated June 28, 2018.

10.19		Letter Agreement, dated May 15, 2018, by and among VectoIQ Acquisition Corp.,VectoIQ Holdings, LLC, Cowen Investments II LLC and VectoIQ Acquisition Corp.'s officers and directors.(1)

10.20		Investment Management Trust Agreement, dated May 15, 2018, by and between VectoIQ Acquisition Corp. and Continental Stock Transer & Trust Company.(1)

10.21		Form of Subscription Agreement by and among VectoIQ Acquisition Corp., VectoIQ Holdings, LLC and the Anchor Investor.(2)

10.22		Form of Amendment to Subscription Agreement by and among the VectoIQ Acquisition Corp., VectoIQ Holdings, LLC and the Anchor Investors.(3)

10.23	+*	European Supply Agreement by and among Nikola Iveco Europe B.V., IVECO S.p.A. and Nikola Corporation, dated April 9, 2020.

10.24	+*	North American Supply Agreement by and among Nikola Iveco Europe B.V., Nikola Corporation, and solely with respect to Sections 2, 4.2, 4.8 and 6.2.2, Iveco S.p.A., dated April 9, 2020.

Exhibit		Description
10.25	+*	Technical Assistance Service Agreement by and between Nikola Corporation and Iveco S.p.A., dated April 9, 2020.

10.26	+*	S-Way Platform and Product Sharing Contract by and between Nikola Corporation and Iveco S.p.A., dated April 9, 2020.

10.27	+*	Nikola Technology Licence Agreement by and among Nikola Iveco Europe B.V., Nikola Corporation, and solely with respect to Sections 4.3, 4.4, 4.5 and 4.6, Iveco S.p.A., dated April 9, 2020.

10.28	+*	Iveco Technology Licence Agreement by and among Nikola Iveco Europe B.V., Iveco S.p.A., and solely with respect to Sections 4.3, 4.4, 4.5, and 4.6, Nikola Corporation, dated April 9, 2020.

23.1	+	Consent of RSM US LLP.

23.2	+	Consent of Ernst & Young LLP.

24.1	+	Powers of Attorney.

99.1	+	Consent of Soo Yean Jin to be named as a director.

99.2	+	Consent of Michael L. Mansuetti to be named as a director.

99.3	+	Consent of Gerrit A. Marx to be named as a director.

99.4	+	Consent of Trevor R. Milton to be named as a director.

99.5	+	Consent of Mark A. Russell to be named as a director.

99.6	+	Consent of Lonnie R. Stalsberg to be named as a director.

99.7	+	Consent of DeWitt C. Thompson V to be named as a director.

99.8	+	Consent of Jeffrey W. Ubben to be named as a director.

99.9	+	Form of Proxy Card.

#
Indicates management contract or compensatory plan or arrangement.

+
Previously filed.

*
Portions of this exhibit have been omitted in accordance with Item 601 of Regulation S-K.

(1)
Incorporated by reference to an exhibit to VectoIQ Acquisition Corp.'s current report on Form 8-K filed with the SEC on May 21, 2018.

(2)
Incorporated by reference to an exhibit to VectoIQ Acquisition Corp.'s Form S-1, filed with the SEC on April 19, 2018.

(3)
Incorporated by reference to an exhibit to VectoIQ Acquisition Corp.'s Form S-1/A, filed with the SEC on May 15, 2018.

Undertakings

        The undersigned registrant hereby undertakes:

  A.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  B.
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  D.
  That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  E.
  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  F.
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  G.
  That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  H.
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  I.
  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  J.
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, New York, on May 5, 2020.

VECTOIQ ACQUISITION CORP.
By:	/s/ STEPHEN J. GIRSKY
	Name:	Stephen J. Girsky
	Title:	Chief Executive Officer
By:	/s/ STEVE SHINDLER
	Name:	Steve Shindler
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature		Title	Date

/s/ STEPHEN J. GIRSKY Stephen J. Girsky		Chief Executive Officer and Director (Chairman) (Principal Executive Officer)	May 5, 2020
/s/ STEVE SHINDLER Steve Shindler		Chief Financial Officer (Principal Financial Officer and Accounting Officer)	May 5, 2020
* Robert Gendelman		Director	May 5, 2020
* Sarah W. Hallac		Director	May 5, 2020
* Richard J. Lynch		Director	May 5, 2020
* Victoria McInnis		Director	May 5, 2020
*By:	/s/ STEPHEN J. GIRSKY Stephen J. Girsky Attorney-in-fact

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Exhibit Index